Exhibit 10.4

amendment to sponsor letter

This Amendment, dated as of October 4, 2021 (this “Amendment”) to that certain letter agreement, dated October 19, 2020, by and among Helix Holdings LLC, a Cayman Islands limited liability company (the “Sponsor”), Helix Acquisition Corp., a Cayman Islands exempted company (the “Company”), each of the undersigned individuals, each of whom is a member of the Company’s board of directors and/or management team (each, an “Insider” and collectively, the “Insiders” and together with the Sponsor and the Company, the “Parties”) (the “Original Letter Agreement”), is entered into by and among the Sponsor, the Company, the Insiders, ML Parties’ Representative (as defined below), and the Target (as defined below). Capitalized terms used and not otherwise defined herein have the meanings set forth in the Original Letter Agreement.

WHEREAS, this Amendment is being delivered in connection with the Business Combination Agreement (as defined in Section 1(a) of this Amendment) pursuant to which the Company will effectuate a business combination with the Target, on the terms and subject to the conditions set forth therein;

WHEREAS, pursuant to Section 13 of the Original Letter Agreement, the Original Letter Agreement may be amended by an instrument in writing and signed by the Parties; and

WHEREAS, in order to induce the Company, the Target, the ML Parties and the ML Parties’ Representative to enter into the Business Combination Agreement, the Parties wish to amend the Original Letter Agreement on the terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, which shall constitute a part of this Amendment, and the mutual promises contained in this Amendment, and intending to be legally bound thereby, the Parties agree as follows:

1.	Certain Amendments to the Original Sponsor Letter. The Original Sponsor Letter is hereby amended as follows:

(a)	The below shall be added as Section 21 immediately following the existing Section 20:

“21. Waiver of Anti-Dilution Rights. Section 17.2 of the Amended and Restated Memorandum and Articles of Association of the Company (the “Charter”) provides that Class B Shares of the Company, par value $0.0001 per share (the “Class B Shares”), shall automatically convert into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”) automatically concurrently with or immediately following the closing of the Business Combination and Section 17.3 of the Charter provides, that, notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any other equity-linked securities, are issued or deemed issued in excess of the amounts offered in the initial public offering and related to or in connection with the closing of a Business Combination, all Class B Shares in issue shall automatically convert into Class A Shares at the time of the closing of a Business Combination, the ratio for which the Class B Shares shall convert into Class A Shares will be adjusted (the “Adjustment”) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, in the aggregate, 25 per cent of the sum of: (a) the total number of all Class A Shares in issue upon completion of the initial public offering plus (b) all Class A Shares and equity-linked securities issued or deemed issued in connection with a Business Combination, excluding any Shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination; minus (c) the number of Public Shares redeemed in connection with a Business Combination, provided that such conversion of Class B Shares into Class A Shares shall never be less than the Initial Conversion Ratio. As of and conditioned upon the Closing (as such term is defined in the Business Combination Agreement), the Sponsor and each Insider hereby irrevocably relinquishes and waives any and all rights the Sponsor and each Insider has or will have under Section 17.3 of the Charter to receive Class A Shares in excess of the number issuable at the Initial Conversion Ratio upon conversion of the existing Class B Shares held by him, her or it, as applicable, in connection with the Closing (as defined in the Business Combination Agreement) as a result of any Adjustment, and hereby confirms his, her or its, as applicable, refusal to be issued any such excess Class A Shares, and, as a result, the Class B Shares shall convert into Class A Shares (or such equivalent security) at Closing (as defined in the Business Combination Agreement) on a one-for-one basis such that, as a result of such conversion, all outstanding Class B Shares shall collectively convert into 2,875,000 Class A Shares. When used herein, “Business Combination Agreement” means that certain Business Combination Agreement, dated as of October 4, 2021, by and among the Company, the Sponsor, MoonLake Immunotherapeutics AG, a Swiss stock corporation (Aktiengesellschaft) registered with the commercial register of the Canton of Zug, Switzerland under the number CHE-433.093.536 (the “Target”), the ML Parties (as defined in the Business Combination Agreement), and Matthias Bodenstedt, in his capacity as the ML Parties’ Representative (the “ML Parties’ Representative”), as the same may be amended modified, supplemented or waived from time to time.”

(b)	The below shall be added as Section 22 immediately following the new Section 21:

“22. Voting. (a) Subject to the terms of this Letter Agreement, Sponsor, in its capacity as a holder of Class A Shares and Class B Shares, and each Insider (the Sponsor and each Insider, a “Restricted Party”), solely in such Insider’s capacity as a holder of Class B Shares and not in any other capacity (including, without limitation, in the capacity as directors) and, in respect of each Insider, solely to the extent such Insider directly holds Class B Shares, irrevocably and unconditionally agrees, during the period beginning on October 4, 2021, and ending as of the Closing (as defined in the Business Combination Agreement) (the “Applicable Period”), at each meeting of the shareholders of the Company (a “Meeting”), to cause to be present in person or represented by proxy and to vote or cause to be voted all Class A Shares and Class B Shares held by the Sponsor and all Class B Shares held by each Insider (collectively, the “Subject Shares”) of such Restricted Party that are entitled to vote, in each case as follows:

(i) in favor of each of the Investor Shareholder Voting Matters (as defined in the Business Combination Agreement);

(ii) in favor of any proposal to adjourn a Meeting at which there is a proposal for shareholders of the Company to approve and adopt the Investor Shareholder Voting Matters to a later date if there are not sufficient votes to approve and adopt the Investor Shareholder Voting Matters, or if there are not sufficient shares present in person or represented by proxy at such Meeting to constitute a quorum; and

(iii) except for voting in favor of the Investor Shareholder Voting Matters, against any proposal for any amendment or modification of the Company’s current Investor Governing Documents (as defined in the Business Combination Agreement) that would change the voting rights of any Class A Shares or Class B Shares or the number of votes required to approve any proposal, including the vote required to approve and adopt any of the Investor Shareholder Voting Matters.

(b) Any vote required to be cast or consent or dissent in writing required to be expressed pursuant to this Section 22 shall be cast or expressed in accordance with the applicable procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present (if applicable) and for purposes of recording the results of that vote. For the avoidance of doubt, nothing contained herein requires any Restricted Party (or entitles any proxy of such Restricted Party) to convert, exercise or exchange any warrants or convertible securities in order to obtain any underlying Class B Shares.

(c)  Each Restricted Party agrees not to enter into any commitment, agreement, understanding or similar arrangement with any Person to vote or give voting instructions or express consent or dissent in writing in any manner inconsistent with the terms of this Section 22.

(c)	Section 15 of the Original Sponsor Letter is hereby replaced in its entirety with the following:

“Except as set forth in the last sentence of this Section 15, nothing in this Letter Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Letter Agreement or any covenant, condition, stipulation, promise or agreement hereof. Except as set forth in the last sentence of this Section 15, all covenants, conditions, stipulations, promises and agreements contained in this Letter Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees. Notwithstanding anything to the contrary contained herein, each of the Target and the ML Parties’ Representative is an express third party beneficiary of this Letter Agreement and may directly enforce (including by an action for specific performance, injunctive relief or other equitable relief) each of the provisions set forth in this Letter Agreement as though directly party hereto and thereto, and this Letter Agreement may not be amended, modified or waived without the prior written consent of the Target and the ML Parties’ Representative; provided that, to the extent the Business Combination Agreement is terminated for any reason, the Target and the ML Parties’ Representative shall no longer be a third party beneficiary of this Letter Agreement for any purposes and shall have no right to directly enforce (including by an action for specific performance, injunctive relief or other equitable relief), or consent to any amendment, modification or waiver to, any of the provisions set forth in this Letter Agreement in any respects.”

2.	Replacement of Insider. Reference to Jay Scollins, who resigned as Chief Financial Officer of the Company, is hereby removed from the Original Letter Agreement as an Insider and Andrew Phillips, current Chief Financial Officer of the Company, hereby replaces any such reference to Jay Scollins in its entirety and Andrew Phillips shall be considered an Insider and original signatory the Original Letter Agreement and this Amendment.

3.	Enforcement Rights. Notwithstanding anything herein to the contrary, but without limiting the last sentence of Section 1(b) of this Amendment, the Sponsor and each Insider acknowledges and agrees that each of the Target and the ML Parties’ Representative may directly enforce (including by an action for specific performance, injunctive relief or other equitable relief) each of the provisions set forth in this Amendment.

4.	Effect of Amendment. The provisions of the Original Sponsor Letter, as amended by this Amendment, remain in full force and effect. From and after the date hereof, references to “this Letter Agreement” in the Original Sponsor Letter shall be deemed references to the Original Sponsor Letter, as amended by this Amendment. Notwithstanding anything herein to the contrary, and for the avoidance of doubt, in the event the Business Combination Agreement is terminated pursuant to Article X thereof for any reason, this Amendment shall automatically terminate and cease to be of further force and effect.

5.	Entire Agreement. This Amendment and the Original Sponsor Letter, as amended pursuant to this Amendment, and the Business Combination Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

6.	Trust Account Waiver. Section 12.11 of the Business Combination Agreement is hereby incorporated into this Amendment to Sponsor Letter, mutatis mutandis.

7.	Miscellaneous. Sections 16, 17 and 18 of the Original Sponsor Letter are hereby incorporated by reference and shall apply mutatis mutandis as if set forth at length herein. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Amendment.

* * * * *

IN WITNESS WHEREOF, each of the undersigned has caused this Amendment to sponsor letter to be duly executed as of the day and year first above written.

HELIX HOLDINGS, LLC

By:	/s/ Bihua Chen
Name:	Bihua Chen
Title:	Managing Member

/s/ Nancy Chang
Nancy Chang

/s/ Will Lewis
Will Lewis

/s/ John Schmid
John Schmid

/s/ Andrew Phillips
Andrew Phillips

/s/ Bihua Chen
Bihua Chen

[Signature Page to Amendment to Sponsor Letter]

Acknowledged and agreed:

HELIX ACQUISITION CORP.

By:	/s/ Bihua Chen
Name:	Bihua Chen
Title:	Chief Executive Officer

[Signature Page to Amendment to Sponsor Letter]

Acknowledged and Agreed:

ML PARTIES’ REPRESENTATIVE:

MATTHIAS BODENSTEDT

By:	/s/ Matthias Bodenstedt
Name:	Matthias Bodenstedt
Title:	in his role as ML Parties’ Representative

TARGET:

MOONLAKE IMMUNOTHERAPEUTICS AG

By:	/s/ Jorge Santos da Silva
Name:	Dr. Jorge Santos da Silva
Title:	Chief Executive Officer

By:	/s/ Matthias Bodenstedt
Name:	Matthias Bodenstedt
Title:	Chief Financial Officer

[Signature Page to Amendment to Sponsor Letter]